Exhibit 10.5

CONTANGO OIL & GAS COMPANY
CHANGE IN CONTROL SEVERANCE PLAN

Effective April 28, 2021

CONTANGO OIL & GAS COMPANY
CHANGE IN CONTROL SEVERANCE PLAN

Section 1. Purpose.

In order to secure the continued services of certain key management and employees of Contango Oil & Gas Company (the “Company”), and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control, the Board of Directors of the Company (the “Board”) has adopted this Change in Control Severance Plan (as it may be amended pursuant to the terms hereof, this “Plan”).

Section 2. Term.

The Plan shall be effective as of April 28, 2021.  The Plan shall remain in effect until modified or terminated pursuant to Section 10 hereof.

Section 3. Definitions.

(a)“Base Pay” means the base salary or base wages that a Participant earns during a week (assuming in the case of hourly employees, a 40-hour work week), based upon the rate of pay in effect for the Participant immediately before the Participant’s termination of employment (without regard to any reduction that constitutes Good Reason), excluding overtime, bonuses, incentive compensation or any other special payments.  Base Pay is used to compute the amount of the Severance Benefit.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” has the meaning ascribed to such term in the Participation Agreement between the Participant and the Company or, if none or no such definition is stated therein, means a Participant’s: (i) willful and continued failure to substantially perform the Participant’s duties to the Company or any affiliate (other than any such failure resulting from the Participant’s Disability), (ii) conviction of a felony, (iii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any affiliate or (iv) commission of one or more significant acts of dishonesty as regards the Company or any affiliate.
(d)“Change in Control” has the meaning ascribed to such term in the Contango Oil & Gas Company Amended and Restated 2009 Incentive Compensation Plan, as the same may be amended, or any successor equity incentive plan adopted by the Company.
(e)“Closing” means the date on which a Change in Control is consummated.
(f)“Code” means the Internal Revenue Code of 1986, as amended, and any guidance and regulations promulgated thereunder.
(g)“Committee” means the Compensation Committee of the Board or another duly constituted committee of members of the Board.
(h)“Company” means Contango Oil & Gas Company and its affiliated companies and subsidiaries, and following the Closing, shall include any successor.

(i)“Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(j)“Employee” means an individual who is an employee on the payroll of the Company and is normally scheduled to work 30 or more hours per week for the Company.  The term “Employee” shall not include any person providing services to the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding.
(k)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(l)“Good Reason” has the meaning ascribed to such term in the Participation Agreement between the Participant and the Company or, if none or no such definition is stated therein, means the occurrence of any of the following events or conditions without the prior consent of the Participant:  (i)  a material reduction in the Participant’s base salary or annual cash incentive compensation opportunity from that in effect immediately prior to the Closing; (ii) the relocation of the Participant to a location more than fifty (50) miles from the location at which the Participant is based immediately prior to the Closing or (iii) a material diminution in the Participant’s title, authority, duties or responsibilities from those in effect as of immediately prior to the Closing.
(m)“Participant” means an Employee who participates in the Plan pursuant to Section  4 of the Plan.
(n)“Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust, joint venture or other legal entity, or a governmental agency or political subdivision thereof.
(o)“Plan” means this Contango Oil & Gas Company Change in Control Severance Plan, Effective April 9, 2021, as amended from time to time.
(p)“Protection Period” means the period commencing on the Closing and ending on the date that is (i) 24 months following the Closing for any Tier 1 or Tier 2 Participant as set forth on Exhibit A; (ii) 18 months following the Closing for any Tier 3 Participant as set forth on Exhibit A; (ii) 12 months following the Closing for any Tier 4 Participant as set forth on Exhibit A, and (iii) six months following the Closing for all other Participants.
(q)“Severance Benefit” means the sum of
i.	the payments set forth in Exhibit A (for the Company’s officers who participate in the Plan in accordance with Section 4) or Exhibit B (for all other Participants),
ii.	an amount (payable in a lump sum) equal to the annual cash bonus, if any, earned by the Participant for the year preceding the year of termination (based on the actual level of performance, with any subjective or discretionary components of such annual bonus deemed achieved at target) to the extent unpaid as of the Participant’s last day of employment,
iii.	if the Participant elects such continuation coverage, Company-subsidized COBRA continuation coverage (at the same contribution rate paid by the Company for active employees) for the Participant and his or her covered dependents following the Participant’s date of termination for the number of weeks with respect to which the lump sum cash Severance Benefit is calculated per Exhibit A or Exhibit B, as applicable (not to exceed 18 months or such shorter period during which COBRA coverage is provided to the Participant),
iv.	with respect to any Participant who holds Performance Stock Units or any other performance-based equity award as of immediately prior to such termination, full vesting of such equity awards with performance deemed achieved at the greatest of (1) actual performance through the execution date of the definitive documentation governing the Change in Control, (2) actual performance through the date of the Participant’s termination of employment, or (3) the target number of shares granted under such performance-based equity award; and
v.	with respect to Participants participating in this Plan at Tiers I through IV , reimbursement for documented costs for outplacement services through an agency selected by the Participant, provided that the cost of such reimbursement shall not exceed $10,000 and such services must be procured within six months following termination.

Section 4. Eligibility. All Employees below the level of an officer of the Company shall be automatically eligible to participate in the Plan.  Officers of the Company shall be eligible to participate in the Plan upon execution of a Participation Agreement with the Company in the form attached hereto as Exhibit D (a “Participation Agreement”).

Section 5. Severance Benefit.

(a)Termination of Employment without Cause or Resignation for Good Reason. In the event that a Participant’s employment is terminated by the Company without Cause or a Participant resigns with Good Reason during the Protection Period, then subject to the terms and conditions of the Plan, including, without limitation, Section 5(c) below, such Participant will receive the Severance Benefit.
(b)Termination of Employment for any Other Reason. In the event that a Participant’s employment is terminated outside the Protection Period for any reason or during the Protection Period for any other reason, including, without limitation, (A) Participant’s resignation without Good Reason or (B) a termination of Participant’s employment by the Company for Cause or due to Participant’s Disability or death, then such Participant shall not be entitled to receive any payments under this Plan.
(c)Release of Claims; Payment of Benefits. Payment of the Severance Benefit (other than outplacement services reimbursement and COBRA premium subsidies) shall be made on the date that is sixty (60) days following the Participant’s last day of employment (or such earlier date as the Company may determine, provided that such earlier date does not violate Code Section 409A to the extent applicable), COBRA subsidies shall be provided monthly, and reimbursement for any officer outplacement services shall be made promptly following the Participant’s submission of substantiation for the same, and in all events by no later than the last day of the taxable year following the taxable year in which the expense was incurred, in each case subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in favor of the Company and its parent, subsidiaries and affiliates and each of their respective affiliates, agents, employees, directors, equity holders, representatives and such other parties as the Company reasonably determines, which release shall be in substantially the form attached hereto as Exhibit C, and will be delivered by the Company to the Participant within five (5) days following the Participant’s last day of employment, and must be executed by the Participant and returned to the Company within forty-five (45) days following Participant’s receipt, and (ii) for officers of the Company, the Participant’s execution of a separation agreement, in a form provided by the Company, that may include customary post-employment confidentiality, non-disparagement, non-solicitation, and other customary covenants in favor of the Company, which covenants shall be perpetual with respect to confidentiality and non-disparagement, and shall otherwise run for up to (at the Company’s option) the same period used to determine the amount of the Severance Benefit for the Participant.

Section 6. Administration.

(a)In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between a Participation Agreement and the Plan.
(b)The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law. The Committee is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
(c)The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.

Section 7. Funding.

The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

Section 8. ERISA.

The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is not a pension that is subject to ERISA. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

Section 9. Code Section 409A.

(a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.
(b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Code Section 409A.
(c)Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A- 1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A- 1 (b)(9)(iii)(A)),  shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six (6) months and one (1) day after Participant’s “separation from service” (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Participant’s death.
(d)Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Code Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

Section 10. Amendment or Termination.

Prior to the Closing, the Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law; provided, however, that any amendment or termination that is materially adverse to a Participant who has executed a Participation Agreement shall not be effective as to such Participant in the event that a Closing occurs within twelve months thereafter, unless such action is approved in writing by such Participant. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. Upon or after a Closing, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to a Participant under the Plan (including, without limitation, imposing additional conditions). The Plan shall automatically terminate upon the later of the (i) payment of all applicable benefits under the Plan or (ii) 90 days following the end of the longest Protection Period.

Section 11. Employment at Will.

Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

Section 12. Transfer and Assignment.

In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process.

Section 13. Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Section 14. Successors.

Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

Section 15. Withholding; Taxes.

The Company shall withhold from any Severance Benefit all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

Section 16. Compensation.

Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

Section 17. Gender; Number; Headings.

Except when otherwise indicated by the context, any masculine terminology shall also include the feminine, and the definition of any term in the singular shall also include the plural. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 18. Entire Agreement.

This Plan represents the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral.

Section 19. Governing Law.

The provisions of the Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Texas without regard to its choice of law provisions.

Section 20. Claims and Appeals.

(a)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.

(b)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Section 21. Certain Excise Taxes.

Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the

Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

Section 22. Additional Information.

Plan Name:	Contango Oil & Gas Company Change in Control Severance Plan

Plan Sponsor:	Contango Oil & Gas Company 111 E 5th Street, Suite 300

Fort Worth, Texas  76102

Identification Numbers:EIN: 95-4079863
PLAN:501

Plan Year:January 1 through December 31

Plan Administrator:	Contango Oil & Gas Company Attn: Compensation Committee

of the Board of Directors

111 E 5th Street, Suite 300

Fort Worth, Texas  76102

Agent for Service	Contango Oil & Gas Company
of Legal Process:	Attn: General Counsel 111 E 5th Street, Suite 300

Fort Worth, Texas  76102

Service of process also may be made upon the Administrator.

Type of Plan:	Change in Control Severance Plan Employee Welfare Benefit Plan

Plan Costs:The cost of the Plan is paid by the Company.

Section 23. Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for payments or benefits under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 20 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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EXHIBIT A

The “Severance Benefit” for a Participant who is an officer of the Company will include a lump sum cash payment in an amount equal to (x) the sum of (i) the Participant’s annualized Base Pay and (ii) the Participant’s target annual cash bonus for the year of termination; multiplied by (y) the multiplier set forth below for the Tier applicable to such Participant as set forth in his or her Participation Agreement:

Tier	Multiplier
Tier 1	2.5
Tier 2	2.0
Tier 3	1.5
Tier 4	1.0

EXHIBIT B

The “Severance Benefit” for all other Participants who are not officers of the Company will include:

EXHIBIT C

FORM OF RELEASE AGREEMENT

This Release (the Release) is dated as of this day of, 20___, by and between _____________________ (hereinafter collectively referred to as the Company) and_____________________ (the Employee, together with the Company, the Parties).

Section 1.Termination of Employment. The Employee acknowledges that his last day of employment with the Company is .

Section 2.Release. In exchange for the Severance Benefit (as defined in the Plan) and other valuable consideration (which is hereby acknowledged) provided to the Employee under the Contango Oil & Gas Company Change in Control Severance Plan, Effective April 9, 2021 (as amended from time to time, the Plan), the Employee, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the Releasors), hereby irrevocably, unconditionally and fully releases, acquits, and discharges the Company, their parents, subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and their respective predecessors, parents, affiliates, subsidiaries, divisions, equityholders, members, managers, partners, officers, directors, officers, employees, legal advisors, representatives, trustees, benefits plans, lenders, investors and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the Company Entities) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, liabilities, promises, claims, obligations, costs, losses, damages and demands of whatsoever character, in law or in equity, whether or not known, suspected or claimed, which the Releasors ever had, have, or may have from the beginning of time through the date of this Release against the Company Entities arising out of or in any way related to the Employee's employment or termination of his employment; including, but not limited to, claims arising under the Plan, as well as claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Credit Reporting Act, the Genetic Information and Discrimination Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981-1988 of the Civil Rights Act, the Labor Management Relations Act, the Vietnam Era Veterans Readjustment Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, each as may be amended, and/or any other federal, state or local human rights, civil rights, wage-hour, pension or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive discharge, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against the Company Entities, including any claim for attorneys’ fees; provided, however, that the Releasors do not waive any rights or release the Company Entities from (1) any Severance Benefit under the Plan, (2) indemnification and/or contribution or directors and officers insurance rights Employee may have in respect of his employment with the Company, (3) vested benefits, if any, to the Employee under the terms any employee benefit plan, or (4) any claims that cannot be waived by law. In addition, nothing contained in this Release limits the Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively “Government Agencies”) or limits the Employee’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with any charge or complaint, whether filed by the Employee, on his behalf, or by any other individual. However, to the maximum extent permitted by law, the Employee agrees that if such a charge or complaint is made, the Employee shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit the Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. Furthermore, if the Employee makes a confidential disclosure of any trade secret or confidential information of the Company to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, the Employee will not be held liable under this Release or under any federal or state trade secret law for such a disclosure.

By executing this Release, the Employee acknowledges that:

(a)This Release does not include claims arising after the date first set forth above and shall be effective as of the date first set forth above;
(b)The Employee acknowledges that he has had [twenty-one (21)/forty-five (45)] days to consider this Release's terms (commencing from delivery of the Release). The Employee may accept this Release by signing it and returning it to the Company’s Chief Legal Officer at [INSERT ADDRESS].
(c)The Employee understands that on the eighth (8th) day after the date of execution of this Release, this Release becomes effective and, as of that date, the Employee may not change his decision or seek any other remuneration in any form; provided, however, that he has a seven (7) day revocation period (beginning on the date of execution) that expires at the end of such seventh (7th) day. If the Employee intends to revoke this Release, he must advise the Company’s Chief Legal Officer on or before the expiration of this seven (7) day revocation period by delivering written notification of his intention to revoke this Release, which written notification makes specific reference to this Release.
(d)The Employee by signing this Release acknowledges that he has had a full and fair opportunity to review, consider and negotiate the terms of this Release, that he has been and is hereby advised to seek the advice of an independent attorney of his choosing in connection with his decision whether to accept the benefits that have been offered to him under this Release, including, but not limited, to those offered pursuant to the Plan, and has reviewed this Release with advisors of his choice, that he has read and understands this Release, and that he has signed this Release freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.
(e)The Release is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or construing this release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
(f)For the purpose of implementing a full, knowing, and complete release and discharge of the Company Entities, the Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which the Employee does not know or suspects to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims.
(g)The Employee represents that neither he nor any person acting on his behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Company Entities in any court, any municipal, state or federal agency, or any other tribunal. The Employee agrees that he will not, to the fullest extent permitted by law, sue or file a charge, complaint, grievance, or demand for arbitration in any forum pursuing any claim released under this Release.
(h)The Employee represents and warrants that he has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in this Release.
(i)The Employee acknowledges and agrees that none of the Company Entities owes him any wages, bonuses, equity compensation, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or payments, or continued coverage under any medical or other benefit policy or plan, qualified or non-qualified retirement benefits or forms of remuneration of any kind or nature, other than as specifically provided in this Release.
(j)The Employee affirms that he has not suffered any known workplace injuries or occupational diseases and that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its affiliates, or their respective officers or board members, including any allegations of corporate fraud.

Section 3.Miscellaneous.

(a)This Release shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of law.
(b)If any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity, or subject, such provisions will be construed by limiting and reducing them to be enforceable to the maximum extent compatible with applicable law.
(c)This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(d)The headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(e)This Release and the Plan represent the entire agreement between the Parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Employee. If any dispute should arise under this Release, it shall be settled in accordance with the terms of the Plan.
(f)This Release shall be binding on the executors, heirs, administrators, successors and assigns of the Employee and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

BY SIGNING BELOW, THE EMPLOYEE REPRESENTS AND WARRANTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. HE SIGNS HIS NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL

CONSEQUENCES. THE EMPLOYEE HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the date first set forth above.

COMPANY

CONTANGO OIL & GAS COMPANY
a Texas Corporation

By:
Name:
Title:
Date:

EMPLOYEE

By:
Name:
Date:

EXHIBIT D

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this Agreement) is made and entered into by and between _______________ (the Executive) and Contango Oil & Gas Company (the Company), effective as of _____________ .

The Company maintains the Contango Oil & Gas Company Change in Control Severance Plan, Effective April 9, 2021 (as amended from time to time, the “Plan”).  Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan.  The Plan provides severance payments and benefits in connection with a participant’s termination of employment by the Company without Cause or a resignation by such participant with Good Reason, in each case during a Protection Period following a Change in Control.

By signing this Agreement, the Executive acknowledges and agrees that he or she has read and understands all of the terms of the Plan and this Agreement and that the Executive agrees to participate in the Plan with a Tier [__] Severance Benefit.  Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Miscellaneous.

(a)	This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of law.

(b)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)	This Agreement and the Plan represent the entire agreement between the Parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

(d)	This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Employee and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive and the Company hereto have executed this Agreement as of the date first set forth above.

COMPANY

CONTANGO OIL & GAS COMPANY
a Texas Corporation

By:
Name:
Title:
Date:

EXECUTIVE

By:
Name:
Title:
Date: